Exhibit 21.1

List of Subsidiaries

Maxygen ApS (Denmark)

Maxygen Holdings, Inc. (Delaware)

Maxygen Holdings LLC (Delaware)

Maxygen Holdings (U.S.), Inc. (Delaware)

Perseid Therapeutics LLC (Delaware)